Gladstone Investment Corporation Reports Financial Results for its
First Quarter Ended June 30, 2023
MCLEAN, VA, August 2, 2023: Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its first fiscal quarter ended June 30, 2023. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	June 30, 2023	March 31, 2023	$ Change	% Change
For the quarter ended:
Total investment income	$20,300	$19,857	$443	2.2%
Total expenses, net(A)	11,860	10,213	1,647	16.1%
Net investment income(A)	8,440	9,644	(1,204)	(12.5)%
Net realized gain	1,155	155	1,000	645.2%
Net unrealized depreciation	(809)	(5,141)	4,332	(84.3)%
Net increase in net assets resulting from operations(A)	$8,786	$4,658	$4,128	88.6%
Net investment income per weighted-average common share(A)	$0.25	$0.29	$(0.04)	(13.8)%
Adjusted net investment income per weighted-average common share(B)	$0.25	$0.26	$(0.01)	(3.8)%
Net increase in net assets resulting from operations per weighted-average common share(A)	$0.26	$0.14	$0.12	85.7%
Cash distribution per common share from net investment income	$0.21	$0.46	$(0.25)	(54.3)%
Cash distribution per common share from net realized gains(C)	$0.15	$0.02	$0.13	650.0%
Weighted-average yield on interest-bearing investments	14.7%	14.3%	0.4%	2.8%
Total dollars invested	$47,975	$250	$47,725	NM
Total dollars repaid and collected from sales and recapitalization of investments	$1,775	$2,000	$(225)	(11.3)%
Weighted-average shares of common stock outstanding - basic and diluted	33,591,505	33,510,528	80,977	0.2%
Total shares of common stock outstanding	33,591,505	33,591,505	—	—%

As of:
Total investments, at fair value	$800,078	$753,543	$46,535	6.2%
Fair value, as a percent of cost	104.2%	104.6%	(0.4)%	(0.4)%
Net assets	$436,435	$439,742	$(3,307)	(0.8)%
Net asset value per common share	$12.99	$13.09	$(0.10)	(0.8)%
Number of portfolio companies	25	25	—	—%
NM = Not Meaningful
(A)Inclusive of $0.1 million, or $0.00 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended June 30, 2023 and $1.0 million, or $0.03 per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended March 31, 2023, respectively. These fees were (reversed)/accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended June 30, 2023, the following significant events occurred:
•Portfolio Activity:
◦Invested $15.3 million in a new portfolio company, Home Concepts Acquisition, Inc. ("Home Concepts"), in the form of $12.0 million of secured first lien debt and $3.3 million of preferred equity. Home Concepts, headquartered in Santa Barbara, California, is a leading home improvement advertising publication focusing on connecting homeowners to high-quality residential repair and remodeling businesses.
◦Recapitalized our investment in Old World Christmas, Inc. and invested an additional $2.5 million in the form of secured first lien debt. In connection with this investment, we received proceeds of $2.2 million, of which $1.9 million was recognized as dividend income and $0.3 million was recognized as a realized gain.
◦Invested an additional $30.0 million in the form of $25.0 million of secured second lien debt and $5.0 million of common equity in Nth Degree Investment Group, LLC to fund an add-on acquisition.
◦Received a $1.5 million escrow settlement in connection with our December 2021 exit of SOG Specialty Knives & Tools, LLC, of which $0.6 million was recognized as a return of cost basis and $0.9 million as a realized gain.
•Distributions and Dividends:
◦Paid a $0.08 per common share distribution to common stockholders in each of April, May, and June 2023; and
◦Paid a $0.12 per common share supplemental distribution to common stockholders in June 2023.
•Financing Activities
◦Issued publicly-traded 8.00% Notes due 2028 (Nasdaq: GAINL) (“8.00% 2028 Notes”) with a total principal amount of $74.8 million.

First Quarter Results: Net investment income for the quarter ended June 30, 2023 was $8.4 million, or $0.25 per weighted-average common share, compared to $9.6 million, or $0.29 per weighted-average common share, for the quarter ended March 31, 2023. This decrease was a result of an increase in total expenses, net of credits, primarily due to increased accruals for capital gains-based incentive fees and an increase in interest expense in the current quarter, partially offset by an increase in total investment income.
Total investment income for the quarters ended June 30, 2023 and March 31, 2023 was $20.3 million and $19.9 million, respectively. The quarter over quarter increase was due to a $1.2 million increase in interest income, primarily due to an increase in the weighted-average yield on interest-bearing investments, resulting from an increase in SOFR, as well as interest income on the additional debt investments in the current quarter. This increase was partially offset by a $0.7 million decrease in dividend and success fee income related to fees that did not reoccur in the current quarter as the timing of such fee income is variable.
Total expenses, net of credits, for the quarters ended June 30, 2023 and March 31, 2023 was $11.9 million and $10.2 million, respectively. The quarter over quarter increase was primarily due to a $1.1 million increase in accruals for the capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, a $0.8 million increase in interest expense, primarily due to the 8.00% 2028 Notes issued during the quarter and increased rates and borrowings on our line of credit, and a $0.3 million increase in tax expense. These amounts were partially offset by a $0.6 million increase in credits from Adviser.

Net asset value per common share as of June 30, 2023 was $12.99, compared to $13.09 as of March 31, 2023. The quarter over quarter decrease was primarily due to $12.1 million, or $0.36 per common share, of distributions paid to common shareholders and $0.8 million, or $0.02 per common share, of net unrealized depreciation of investments. These decreases were partially offset by $8.4 million, or $0.25 per common share, of net investment income, and $1.2 million, or $0.03 per common share, of realized gains on investments.
Subsequent Events: After June 30, 2023, the following significant events occurred:
•Distributions and dividends: In July 2023, our Board of Directors declared the following monthly and supplemental distributions to common stockholders.

Record Date	Payment Date	Distribution per Common Share
July 21, 2023	July 31, 2023	$0.080
August 23, 2023	August 31, 2023	0.080
September 7, 2023	September 15, 2023	0.120	(A)
September 21, 2023	September 29, 2023	0.080
	Total for the Quarter:	$0.360
(A) Represents a supplemental distribution to common stockholders.

•At-the-market (“ATM”) program activity: In July 2023, we sold 304,170 shares of our common stock under our common stock ATM program at a weighted-average gross price of $13.55 per share and raised approximately $4.1 million in net proceeds. These sales were above our then-current estimated NAV per share.

Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	June 30, 2023		March 31, 2023
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$8,440	$0.25	$9,644	$0.29
Capital gains-based incentive fee	67	—	(1,002)	(0.03)
Adjusted net investment income	$8,507	$0.25	$8,642	$0.26
Weighted-average shares of common stock outstanding - basic and diluted		33,591,505		33,510,528
Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Conference Call: The Company will hold its earnings release conference call on Thursday, August 3, 2023, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 10, 2023. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13739227. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended June 30, 2023, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or call 703-287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.
4